Exhibit 99.5

LETTER TO CLIENTS

U.S.$950,000,000 4.75% Senior Notes due 2010 and

U.S.$800,000,000 5.50% Senior Notes due 2015

that have been registered under the Securities Act of 1933,

for any and all outstanding

unregistered 4.75% Senior Notes due 2010 and

unregistered 5.50% Senior Notes due 2015, respectively

of

Teléfonos de México, S.A. de C.V.

pursuant to the prospectus dated                     , 2005

To Our Clients:

We are enclosing herewith the prospectus dated                     , 2005 of Teléfonos de México, S.A. de C.V. (the “Company”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange U.S.$950,000,000 aggregate principal amount of its 4.75% Senior Notes due 2010 and U.S.$800,000,000 aggregate principal amount of its 5.50% Senior Notes due 2015 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for U.S.$950,000,000 aggregate principal amount of the outstanding unregistered 4.75% Senior Notes due 2010 and U.S.$800,000,000 aggregate principal amount of the outstanding unregistered 5.50% Senior Notes due 2015, respectively (the “Old Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005 unless it is extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) any Exchange Notes received by such holder pursuant to the Exchange Offer are being acquired in the ordinary course of its business, (ii) such holder has no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act, (iii) such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, in connection with any resale of the Exchange Notes such holder would comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (v) if such holder is a broker-dealer, it will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,